Exhibit (a)(13)
NEWS release
MERIDIAN GOLD COMMENTS ON NORTHERN ORION BUSINESS COMBINATION WITH YAMANA
Reiterates Rejection of Yamana Offer
Reno, NV — August 22, 2007 — Meridian Gold Inc. (“Meridian Gold” or the “Company”) (TSX:MNG) (NYSE:MDG), in response to the announcement that Northern Orion Resources Inc. (“Northern Orion”) shareholders approved the business combination with Yamana Gold Inc. (“Yamana”), today reiterated the unanimous recommendation that Meridian Gold shareholders reject Yamana’s unsolicited amended offer to acquire Meridian Gold common shares.
Brian Kennedy, Chairman of Meridian Gold’s Board of Directors, stated, “The approval by Northern Orion shareholders of the business combination with Yamana does not change in any way the value of Yamana’s unsolicited amended offer to Meridian Gold shareholders and therefore does not affect the Board’s view that Yamana’s offer fails to adequately compensate Meridian Gold shareholders for the inherent value of the Company.”
“We believe strongly that Meridian Gold shares represent a better value proposition for our shareholders than Yamana’s unsolicited amended offer. We continue to recommend that shareholders reject the offer,” added Kennedy.
As announced on August 20, 2007, the Meridian Gold Board of Directors determined that the unsolicited amended offer by Yamana still fails to provide full value for Meridian Gold shares and unanimously recommended that shareholders reject the revised offer and not tender any of their shares.
About Meridian Gold
A unique mid-tier gold producer, with world-class mining operations in Chile and Nevada and a pipeline of promising development and exploration projects throughout the Americas, Meridian Gold’s success to date has been based on grassroots gold discoveries and a low-cost strategy, resulting in a better approach to adding value and balancing growth. Meridian Gold strives to be

“The Premier Value Gold Mining Company,” while building a better future for all of its stakeholders.
Additional Information for Meridian Gold Shareholders
Shareholders of Meridian Gold and other interested parties are advised to read Meridian Gold’s Directors’ Circular and the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission (“SEC”) on July 31, 2007 (including any amendments or supplements thereto and the other documents filed as exhibits thereto), because they contain important information. Shareholders may obtain a free copy of the Directors’ Circular and Meridian Gold’s Schedule 14D-9 at the Investor Relations section of Meridian Gold’s website at www.meridiangold.com, or by contacting Georgeson Shareholder, the information agent retained by Meridian Gold, at 1-888-605-7618. Free copies of the Directors’ Circular are also available at www.sedar.com and, together with Meridian Gold’s Schedule 14D-9, at www.sec.gov. The Directors’ Circular was filed by Meridian Gold as an exhibit to Meridian Gold’s Schedule 14D-9.
Cautionary Statement
This press release, including the discussion of the reasons for the Board of Directors’ recommendation that Meridian Gold shareholders reject the Yamana offer, contains forward-looking information (as defined in the Securities Act (Ontario)) that are based on expectations, estimates and projections as of the date of this press release. These forward-looking statements can often, but not always, be identified by the use of forward-looking terminology such as “plans”, “predicts”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Actual results and developments (including forecasted production, earnings and cash flows) are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in this press release.
Forward-looking statements contained in this press release are based on a number of assumptions that may prove to be incorrect, including, but not limited to: the value of the assets of Meridian Gold, Yamana and Northern Orion; the successful completion of new development projects, planned expansions or other projects within the timelines anticipated and at anticipated production levels; the accuracy of reserve and resource estimates, grades, mine life and cash cost estimates; whether mineral resources can be developed; interest and exchange rates; the price of gold and other metals; the strength of the economic fundamentals of gold relative to other base metals; competitive conditions in the mining industry; title to mineral properties; financing requirements; general economic conditions; changes in laws, rules and regulations applicable to Meridian Gold; and whether or not an alternative transaction superior to the Yamana offer may emerge. In addition to being subject to a number of assumptions, forward-

looking statements in this press release involve known and unknown risks, uncertainties and other factors that may cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements, including the risks identified under “Note Concerning Resource Calculations” in Meridian Gold’s Directors’ Circular as well as the risks identified in the filings by Meridian Gold with the SEC and Canadian provincial securities regulatory authorities, including Meridian Gold’s Annual Report on Form 40-F for the fiscal year ended December 31, 2006.
Meridian Gold believes that the expectations reflected in the forward-looking statements contained in this press release are reasonable, but no assurance can be given that these expectations will prove to be correct. In addition, although Meridian Gold has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release.
Contact
Meridian Gold Inc.
Krista Muhr, 800-572-4519
Senior Manager, Investor Relations
Fax: 775-850-3733
krista.muhr@meridiangold.com
or
Georgeson Shareholder
1-888-605-7618
1-212-440-9800
or
Media Relations:
Sard Verbinnen & Co.
Dan Gagnier, 212-687-8080 x.226
Paul Kranhold, 415-618-8750
Meridian Gold Inc.
9670 Gateway Drive, Suite 200, Reno, Nevada 89521
Phone: (775) 850-3777  Fax: (775) 850-3733

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